Exhibit 3.1

AMENDED AND RESTATED

Certificate of Incorporation

of

JOY GLOBAL INC.

ARTICLE I

The name of the corporation is Joy Global Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Corporation, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Corporation.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

1.         Common Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 5,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”). All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

2.         Voting Rights. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, except as otherwise required by law. There shall be no cumulative voting.

3.          Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

ARTICLE V

To the fullest extent permitted by DGCL as the same now exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties as a director. Any repeal or modification of this Article Fifth shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

ARTICLE VI

The Board of Directors, acting by majority vote, is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.